Exhibit 10
Biopure Corporation
Bonus Plan
The Biopure Corporation (the “Company”) Bonus Plan (“Plan”) was adopted by the Board of Directors on February 14, 2007. The Plan is designed to offer employees performance-based compensation that incentivizes employees and rewards the achievement of corporate goals, function goals consistent with the corporate goals and each individual’s performance in achieving these goals. The Plan is intended to create an environment that focuses employees on the achievement of the Company’s goals.
Purpose of the Plan
The Plan in outline is designed to:
•	Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value

•	Reward individuals for achievement of corporate and function goals and outstanding personal performance

•	Encourage teamwork throughout the Company

•	Offer incentive compensation to help attract and retain key employees
Eligibility
The individuals eligible to participate in the Plan will be all regular salaried exempt employees of the Company working at least 30 hours per week (each a “Participant”). Hourly employees, salaried non-exempt employees, temporary employees and part-time employees (working less than 30 hours per week) are not eligible for participation in the Plan. In order to be eligible to receive any bonus award (“Bonus”) under this Plan, a participant: (a) must have commenced their employment with the Company prior to August 1 of the Plan year and remained continuously employed through the end of the Plan year and until the time Bonuses are paid; and (b) must be an employee in good standing (i.e. not rated as Needing Improvement/Performance Declined or Unsatisfactory at last performance review).
Administration
(a)     The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (i) select the Participants to whom Bonuses may from time to time be paid hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Bonus; (iii) determine the time when Bonuses will be paid; (iv) affirm the formula for determining the maximum Bonus payable for each Participant and determine the level of goal attainment; (v) interpret and administer the Plan and any instrument or agreement entered into in connection with the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Bonus in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (vii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(b)     Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant or any person claiming any benefit or right under the Plan.
(c)     To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ National Market, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.
(d)     The Plan year will be the Company’s fiscal year.
Goals
The Committee and the Board will adopt a list of the overall corporate goals for the Plan year. Each function of the Company will develop a list of key functional goals. The Committee may delegate to a Management Committee made up of the officers of the Company the authority to approve the functional goals or may do so itself. The total bonus pool for the Plan will be based on achievement of the annual corporate and function goals and individual performance.

Bonus Awards
The Bonus will be based on achievement of the annual corporate goals and achievement of function and individual objectives. The Bonus will be a percentage (“Target Bonus Percentage”) of the Participant’s salary earned in the Plan year (the “Base Salary”). The Committee will determine Target Bonus Percentages for each Plan year.
Weighting Factors
The relative weight (i.e., the portion of the Bonus dependent upon achievement of corporate and function goals and on individual performance) (“Weighting Factors”) will be determined annually by the Committee. The following is suggested.

Position	Corporate		Function		Individual
Executive Officers (including CEO)	80%		0%		20%
Non-Officer VP’s	60%		20%		20%
Key employees Managers, Senior Professionals and Salaried Exempt	40 0	% %	40 67	% %	20 33	% %

Target Bonus Percentages
Bonus awards will be determined by applying the Target Bonus Percentage determined by the Committee to the Participant’s Base Salary.
Goal Multipliers
Corporate Goal Multiplier : Following the close of the Plan year, the Committee will determine the success of attainment of corporate goals based upon actual corporate performance versus the pre-established corporate goals. The Committee may but need not be guided by the following, and all decisions of the Committee will be final:

Performance Category	Goal Multiplier
Performance for the year met or exceeded goals or was excellent in view of prevailing conditions	80% - 100%

Performance generally met most of the year’s goals or was acceptable in view of prevailing conditions	50% - 80%

Performance for the year met some, but not all goals	20% - 50%

Performance for the year was not acceptable in view of prevailing conditions	0%
Function Goal Multiplier: The above scale will be used by the Management Committee to determine a recommended “function goal multiplier” based upon measurement of actual function performance versus pre-established function goals. These function goal multipliers will be reviewed and finally determined by the Committee.
Individual Achievement Multiplier : The individual achievement multiplier will be based on each Participant’s performance in the Plan year. The CEO will recommend to the Committee an individual achievement multiplier for officers other than himself and for key employees. Function heads will recommend and the Management Committee will review and make a determination of the individual achievement multiplier for each other Participant.
Calculation of Award
The example below shows an example bonus award calculation under the Plan. First, a Target Bonus Award is calculated for each Participant by multiplying the employee’s Base Salary by the Target Bonus Percentage for the Plan year. This dollar figure is then divided between the corporate, function and individual components based on the Weighting Factors for the Participant. At the end of the performance period, corporate and function goals and individual achievement multipliers will be established as described above.

Assume for example a Participant with a Base Salary of $120,000 and a Target Bonus Percentage of 25% of Base Salary. Assume that the apportionment of the Bonus is: Corporate Weighting Factor — 40%; Function Weighting Factor — 40%; and Individual Performance — 20%.

Example: Components of Bonus Award Calculation
Base Salary	$120,000
Target Bonus Percentage	25%
Target Bonus Award	$ 30,000

Target Bonus Award Components:
Corporate performance (40%):	$ 12,000
Function performance (40%)	$ 12,000
Individual performance(20%)	$ 6,000

Corporate goal multiplier	70%
Function goal multiplier	80%
Individual achievement goal multiplier	90%

Actual Bonus Award Calculation:
Corporate bonus award	$ 8,400 ($12,000 x 70%)
Function bonus award	$ 9,600 ($12,000 x 80%)
Individual bonus award	$ 5,400 ($6,000 x 90%)
Total bonus award	$ 23,400
Payment of the Bonus
Multipliers for all bonus categories for all Participants will be completed as promptly as practicable following the end of the Plan year. Bonuses will be paid in the fiscal year that the Bonuses are determined. Participants’ entitlement to Bonuses under this Plan does not vest until the Bonuses are actually paid. Participants who join the Company at least three months prior to the end of the fiscal year and remain continuously employed through the end of the Plan year may be eligible to participate in the Plan. A Participant whose employment terminates voluntarily prior to the payment of a Bonus will not be eligible to receive a Bonus. Continued employment is a condition of vesting. If a Participant’s employment is terminated involuntarily during the Plan year, or prior to payment of Bonus awards, it will be at the absolute discretion of the Committee whether or not a Bonus payment is made. A Participant must also be an employee in good standing (i.e. not rated as Needing Improvement/Performance Declined or Unsatisfactory at last Performance Review) in order to be eligible to receive any Bonus payment. Bonuses may be paid entirely in cash under this Plan. Alternatively, the Committee may elect in its sole discretion not to pay any part or all of a bonus under this Plan but in lieu thereof to pay under the 2002 Omnibus Securities and Incentive Plan (the “Option Plan”) a number of shares of unrestricted class A common stock the fair market value (as defined in the Option Plan) of which on the day before the payment date is equal to the amount of bonus to be paid in shares.
Company’s Absolute Right to Alter or Abolish the Plan
The Company reserves the right in its absolute discretion to terminate, alter, amend or suspend the Plan at any time. Such discretion may be exercised any time before, during, and after a Plan year is completed. No participant shall have any vested right to receive any payment until actual delivery of a Bonus.
Employment Duration/Employment Relationship
This Plan does not, and Biopure’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any Participant’s employment with the Company. Unless an employee is party to an agreement with Biopure providing otherwise, the employment relationship of each participant is “at will” and may be terminated at any time by Biopure or by the Participant with or without cause.
Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Bonuses or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
Right of Discharge Reserved; Claims to Awards. Absent action by the Committee, nothing in this Plan shall provide any Participant a right to receive any payment under the Plan with respect to a Plan year. Nothing in the Plan nor the grant of a Bonus hereunder shall confer upon any Participant the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of (or to demote or to exclude from future awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from a Bonus granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.
Nature of Payments. All Bonuses awarded pursuant to the Plan are in consideration of services performed or to be performed for the Company. Any income or gain realized pursuant to Bonuses under the Plan constitute a special incentive payment to the Participant and shall only be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company if the plan so provides or the Committee or Board so determines.
Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
Unfunded Status of the Plan. The Plan is intended to constitute an unfunded plan for incentive compensation.
Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Internal Code or the laws of the United States, shall be governed by the laws of Massachusetts, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.
Headings. The headings in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.